Exhibit 10.1

PROMISSORY NOTE

Entered into October 15, 2009

   $3,513

   In consideration of Money Loaned to the Company by Robert Kepe in the aggregate amount of $3,513, RJD Green, Inc., a Nevada corporation ("RJD Green, Inc.”) hereby promises to pay to the order of Robert Kepe,  an individual ("Mr. Kepe”), the amount of $3,513.00 in accordance with the following:

1.	Payment of Amount Owed. RJD Green, Inc. shall pay Mr. Kepe the principal amount of this note in on demand.

2.	Interest. Interest will accrue on the principal amount of this note at 0%.

3.
 Method of Payment. RJD Green, Inc. shall make all payments of amounts due under this note by wire transfer of immediately available funds to an account designated by Mr. Kepe in a written notice to RJD Green, Inc.

4.	Conversion. Mr. Kepe is not entitled to convert this Promissory Note into any shares of the RJD Green, Inc.

5.	Prepayment. RJD Green, Inc. may prepay this note in whole or in part at any time without premium or penalty.

6.	Events of Default. The occurrence of one or more of the following events (an

"Event of Default-) will cause RJD Green, Inc. to be in default under this note:

a.	RJD Green, Inc. fails to make any payment due under section 1 of this note or breaches any other obligation contained in this note, and

b.
RJD Green, Inc. commences any voluntary proceeding under any chapter of the Federal Bankruptcy Code or any other law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of debtors, or any such proceeding is commenced against RJD Green, Inc. and is not dismissed within 60 days from the date on which it is filed or instituted.

7.
Default Rate. Upon occurrence of an Event of Default, the unpaid principal amount of this note and any interest accrued thereon will bear interest from the date due until that amount is paid in full at an annual rate of 0%.

8.
Expenses. RJD Green, Inc. shall pay all reasonable expenses incurred by Mr. Kepe in connection with the collection and enforcement of this note, including without limitation reasonable attorneys' fees and costs.

9.	Waiver of Presentment. RJD Green, Inc. hereby waives presentment. notice of demand for payment, protest, notice of dishonor and any other notice of any kind with respect to this note.

10.
Waiver of Rights. No delay on the part of Mr. Kepe in exercising any of Mr. Kepe's rights nor an partial or single exercise or any of those rights constitutes a waiver thereof or of' any other right, and no waiver on the part of Mr. Kepe of any of Mr. Kepe's rights constitutes a waiver of any other right

11.	Amendment. This note may only be amended, waived, discharged, or terminated by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge, or termination is sought.

12.	Governing Law. The laws of the State of California, without regard to principles of conflicts of law, govern all matters arising under this note, including without limitation any tort claim.

 RJD Green, Inc. is executing this note on the date stated at the top of this note.